Exhibit 99.1
Notice of Blackout Period to Directors and Executive Officers under
Section 306(a) of the Sarbanes-Oxley Act of 2002
Important notice concerning your ability to trade Central Federal Corporation common stock (NASDAQ: CFBK) during the Central Federal Bank Employees’ Savings & Profit Sharing Plan and Trust Blackout Period
November 30, 2006
1.	This notice is to inform you that the Central Federal Bank Employees’ Savings & Profit Sharing Plan and Trust will be changing investment options and investment record keeper. As a result of these changes, plan participants will be temporarily unable to direct or diversity investments in their individual accounts, obtain a loan from the plan, or obtain a distribution from the plan. This period, during which participants are unable to exercise these rights otherwise available under the plan, is called a “blackout period.”

2.	It is unlawful for any director or executive officer of Central Federal Corporation or CFBank, directly or indirectly, to purchase, sell, or otherwise acquire or transfer any CFBK common stock or related derivative securities, including options, during the blackout period. In general, this prohibition applies to any CFBK stock or options you now have or may receive in connection with your service to or employment with Central Federal Corporation or CFBank, whether or not as a participant in the 401(k) plan.

3.	The blackout period will begin on December 29, 2006 and end on January 19, 2007. Should there be any change in the dates of the blackout period, we will provide you with an updated notice explaining the reasons for the change and updating all material information as soon as is reasonably practicable.

4.	If you have questions concerning this notice, you should contact Eloise Mackus (330-576-1208) or Terri Liutkus (330-576-1209) at CFBank, 2923 Smith Road, Fairlawn, Ohio 44333.